Exhibit 99.1

Illumina Announces Preliminary Results of Annual Meeting

Illumina shareholders re-elect eight of nine Illumina directors

SAN DIEGO, May 25, 2023 /PRNewswire/ -- Illumina (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced that based on the preliminary results of its 2023 Annual Meeting, Illumina shareholders have voted to elect eight of nine Illumina director nominees – Francis deSouza, Robert Epstein, MD, Frances Arnold, PhD, Caroline Dorsa, Scott Gottlieb, MD, Gary Guthart, PhD, Philip Schiller, and Sue Siegel – as well as Andrew Teno, to the Board of Directors. The Board thanks John Thompson for his board tenure and extraordinary leadership.

Illumina issued the following statement:

“Illumina thanks shareholders for their continued support of the company, which remains committed to its mission of improving human health by unlocking the power of the genome. We appreciate the constructive shareholder feedback throughout this process and are committed to delivering on our plan to accelerate shareholder value creation. We will continue to provide transparent and eﬀective communication as we move forward together.

We would like to welcome Andrew Teno, a portfolio manager at Icahn Capital LP, to the Board and look forward to productive and collaborative engagement.

We also thank John Thompson for his years of service and contributions to Illumina as Chair of the Board. His deep executive experience and business knowledge were greatly valued during his tenure. John brought extensive technology leadership, including as a CEO at Symantec and Virtual Instruments, and Chairman of the Board at Microsoft, to Illumina. His depth and breadth of knowledge in technology and across a number of private and public sectors, as well as his ﬁnancial expertise, greatly contributed to the Board’s strategic leadership of the company.”

The company also noted that shareholders approved the proposal to ratify auditors, one-year frequency on say-on-pay, and the stock incentive plan proposal; and shareholders did not approve the company’s say-on-pay proposal.

The results announced today are considered preliminary and are subject to certiﬁcation by the independent Inspector of Elections. The ﬁnal certiﬁed results are expected to be provided in a Current Report ﬁled on Form 8-K with the U.S. Securities and Exchange Commission within the next four business days.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding mandates, the future, business plans and other statements that are not historical in nature. These statements are made on the basis of Illumina’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,”

“project,” “target,” “will” and other words and terms of similar meaning. Illumina does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements. Speciﬁc factors are set forth in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2023 under the caption “Risk Factors”, in information disclosed in public conference calls, the date and time of which are released beforehand, and in ﬁlings with the Securities and Exchange Commission including, among others, quarterly reports on Form 10-Q.

Investors:
Salli Schwartz
858-291-6421
IR@illumina.com

Media:
David McAlpine
347-327-1336
PR@illumina.com

Steve Lipin
Gladstone Place Partners
212-230-5930